EXHIBIT 99.1

FOR IMMEDIATE RELEASE

WEDNESDAY, June 29, 2022

SOTHERLY HOTELS INC. COMPLETES REFINANCE OF TAMPA, FL HOTEL; PROCEEDS USED TO PAY OFF CORPORATE DEBT

Williamsburg, Virginia – June 29, 2022 – Sotherly Hotels Inc. (NASDAQ: SOHO) (the “Company”) announced that the Company has modified its existing mortgage loan with Fifth Third Bank secured by the Hotel Alba hotel in Tampa, Florida. The loan modification increased the principal balance to $25.0 million, extended the term by three years with two 1-year extension options, decreased the floating interest rate by 1.0% to SOFR plus 2.75%, and reduced the corporate guaranty. Proceeds from the loan, combined with existing corporate cash, were used to repay of the remainder of the Kemmons Wilson secured note. Including the payoff of the Kemmons Wilson secured note, the Company has reduced the debt obligations from its balance sheet by over $50.0 million during the first half of 2022.

“We are thrilled with the completion of this loan modification for Hotel Alba, which allowed us to realize significant value created through the successful execution of our repositioning strategy of this asset over the past three years. Further, it provided the necessary cash to fully payoff of the remaining balance of the secured note with Kemmons Wilson, which was taken out of necessity during the height of the pandemic,” noted Dave Folsom, Chief Executive Officer of Sotherly. “The payoff of this loan allows us to restructure our balance sheet by eliminating costly corporate debt that included high-interest current payments, onerous loan covenants, and a significant interest reserve. This event not only marks a major step forward in stabilizing the overall health of the Company, but also facilitates a clearer path toward paying off our preferred dividend obligations and allows us to concentrate on our core business strategies focused on long-term growth and returns for shareholder.”

About Sotherly Hotels Inc.

Sotherly Hotels Inc. is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale to upper-upscale full-service hotels in the Southern United States. Sotherly may also opportunistically acquire hotels throughout the United States. Currently, the Company’s portfolio consists of investments in ten hotel properties, comprising 2,786 rooms, as well as interests in two condominium hotels and their associated rental programs. The Company owns hotels that operate under the Hilton Worldwide and Hyatt Hotels Corporation brands, as well as independent hotels. Sotherly Hotels Inc. was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information, please visit www.sotherlyhotels.com.

Contact at the Company:

Mack Sims

Sotherly Hotels Inc.

306 South Henry Street, Suite 100

Williamsburg, Virginia 23185

(757) 229-5648